Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
January 19, 2018
SunTrust Reports Fourth Quarter and Full Year 2017 Results
2017 Represents the 6th Consecutive Year of Higher EPS, Improved Efficiency, and Increased Capital Return
Actions Taken in 4Q 17 Better Position the Company for Long-Term Success

ATLANTA -- For the fourth quarter of 2017, SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $710 million, or $1.48 per average common diluted share, which includes $0.39 per share of net discrete benefits from Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items summarized below.

For the full year, diluted earnings per share was $4.47, up 24% relative to 2016. When excluding the impact of the aforementioned net discrete benefits, earnings per share was up 14% relative to 2016 as a result of strong revenue growth, improved profitability, and reduced shares outstanding.

Form 8-K and Tax Reform-related Items Impacting 4th Quarter 2017 Results
			Impacted Line Item in the Consolidated Statements of Income
(Dollars in millions) (Unaudited)
Form 8-K items previously announced on December 4, 2017:
Gain on sale of Premium Assignment Corporation ("PAC") subsidiary	$107		Other noninterest income
Net charge related to efficiency actions	(36)		Other noninterest expense
Tax impact of above items (tax expense)	(29)	[1]	Benefit/provision for income taxes
SunTrust Mortgage ("STM") state NOL valuation allowance adjustment (tax expense)	(27)	[1]	Benefit/provision for income taxes
Net benefit of Form 8-K items (after-tax)	$16	[2]
Tax reform-related items:
Charitable contribution to SunTrust Foundation	($50)		Marketing and customer development
Discretionary 401(k) contribution and other employee benefits	(25)		Employee compensation and benefits
Securities available for sale ("securities AFS") portfolio restructuring losses	(109)		Net securities (losses)/gains
Loss on sale of servicing rights	(5)		Mortgage servicing related income
Tax impact of above items (tax benefit)	70	[1]	Benefit/provision for income taxes
Revaluation of net deferred tax liability and other discrete tax items (tax benefit)	291		Benefit/provision for income taxes
Net benefit of tax reform-related items (after-tax)	$172

Net benefit of Form 8-K and tax reform-related items (after-tax)	$188

[1] Amounts are calculated using a federal statutory rate of 35% and are adjusted for permanent items, if applicable. [2] Amount does not foot as presented due to rounding.

“Our performance this quarter rounded out a very strong year for SunTrust where we continued to deliver on the commitments we have made to our owners," said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. "Specifically, 2017 marked the sixth consecutive year in which we grew earnings per share, improved efficiency, and increased capital return. We also took significant actions this quarter which better position the company for success and give me increased confidence that 2018 will be another great year for SunTrust.”

Fourth Quarter 2017 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 35% marginal federal tax rate and state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 22 through 23.)

Income Statement

•	Net income available to common shareholders was $710 million, or $1.48 per average common diluted share, compared to $1.06 for the prior quarter and $0.90 for the fourth quarter of 2016.

◦	This quarter was favorably impacted by $0.39 per share of net discrete benefits in connection with the items announced in the December 4, 2017 Form 8-K and tax reform-related items.

•	Total revenue was stable compared to the prior quarter and increased 5% compared to the fourth quarter of 2016.

◦	The year-over-year increase was driven primarily by higher net interest income and slightly higher noninterest income.

•
Net interest margin was 3.17% in the current quarter, up 2 basis points sequentially and up 17 basis points compared to the prior year. The year-over-year increase was driven by higher earning asset yields arising from higher benchmark interest rates, positive mix shift in the loans held for investment ("LHFI") portfolio, and higher securities AFS yields given lower premium amortization expense.

•	Provision for credit losses decreased $41 million sequentially due to the prior quarter reserve build related to hurricanes, and decreased $22 million year-over-year due to lower net charge-offs.

•	Noninterest expense increased 9% sequentially and year-over-year.

◦
The December 4, 2017 Form 8-K and tax reform-related items impacted noninterest expense by a net $111 million ($50 million charitable contribution to the SunTrust Foundation, $36 million net charges related to efficiency initiatives, and $25 million discretionary 401(k) contribution and other employee benefits). Excluding these discrete items, noninterest expense was relatively stable compared to the prior quarter and prior year.

•
The efficiency and tangible efficiency ratios for the current quarter were 65.9% and 64.8%, respectively, which were unfavorably impacted by the effect of Form 8-K and tax reform-related items presented in the table on page 1. Excluding these items, the adjusted tangible efficiency ratio was 59.9% for the current quarter, compared to 59.2% for the prior quarter and 63.1% for the fourth quarter of 2016.

◦
For the full year, the efficiency and tangible efficiency ratios were 63.1% and 62.3%, respectively. The adjusted tangible efficiency ratio was 61.0%, down approximately 100 bps from 2016 as a result of positive operating leverage.

Balance Sheet

•	Average performing LHFI were stable sequentially and grew 1% year-over-year, driven primarily by growth in consumer lending.

•
Average consumer and commercial deposits increased modestly compared to the prior quarter and 2% compared to the fourth quarter of 2016, driven largely by growth in NOW and time deposit account balances.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.8% as of December 31, 2017, and 9.6% on a fully phased-in basis, slightly higher than the prior quarter.

•
During the quarter, the Company repurchased $330 million of its outstanding common stock in accordance with its 2017 Capital Plan and issued $500 million of 5.125% noncumulative perpetual preferred stock, Series H.

•	Book value per common share was $47.94 and tangible book value per common share was $34.82, up 2% and 1%, respectively, from September 30, 2017, driven primarily by growth in retained earnings.

Asset Quality

•
Nonperforming loans ("NPLs") decreased $23 million from the prior quarter and represented 0.47% of period-end LHFI at December 31, 2017. The sequential decrease was driven primarily by continued improvements in the energy portfolio.

•
Net charge-offs for the current quarter were $107 million, or 0.29% of total average LHFI on an annualized basis, up $29 million sequentially and down $29 million year-over-year. The sequential increase was driven by higher net charge-offs associated with C&I and consumer loans, while the year-over-year reduction was driven by overall asset quality improvements and lower energy-related charge-offs.

•	The provision for credit losses decreased $41 million sequentially, due primarily to the prior quarter reserve build related to hurricanes that impacted the Company's footprint.

•
At December 31, 2017, the allowance for loan and lease losses ("ALLL") to period-end LHFI ratio was 1.21%, a 2 basis point decline compared to the prior quarter, driven by continued improvements in asset quality.

Income Statement (Dollars in millions, except per share data)	4Q 2017	3Q 2017	2Q 2017	1Q 2017	4Q 2016
Net interest income	$1,434	$1,430	$1,403	$1,366	$1,343
Net interest income-FTE [2]	1,472	1,467	1,439	1,400	1,377
Net interest margin	3.09%	3.07%	3.06%	3.02%	2.93%
Net interest margin-FTE [2]	3.17	3.15	3.14	3.09	3.00
Noninterest income	$833	$846	$827	$847	$815
Total revenue	2,267	2,276	2,230	2,213	2,158
Total revenue-FTE [2]	2,305	2,313	2,266	2,247	2,192
Noninterest expense	1,520	1,391	1,388	1,465	1,397
Provision for credit losses	79	120	90	119	101
Net income available to common shareholders	710	512	505	451	448
Earnings per average common diluted share	1.48	1.06	1.03	0.91	0.90

Balance Sheet (Dollars in billions)
Average LHFI	$144.0	$144.7	$144.4	$143.7	$142.6
Average consumer and commercial deposits	160.7	159.4	159.1	158.9	158.0

Capital
Capital ratios at period end [1] :
Tier 1 capital (transitional)	11.15%	10.74%	10.81%	10.40%	10.28%
Common Equity Tier 1 ("CET1") (transitional)	9.75	9.62	9.68	9.69	9.59
Common Equity Tier 1 ("CET1") (fully phased-in) [2]	9.60	9.48	9.53	9.54	9.43
Total average shareholders’ equity to total average assets	12.09	11.94	11.80	11.59	11.84

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.29%	0.21%	0.20%	0.32%	0.38%
ALLL to period-end LHFI [3]	1.21	1.23	1.20	1.20	1.19
NPLs to period-end LHFI	0.47	0.48	0.52	0.55	0.59
1 Current period Tier 1 capital and CET1 ratios are estimated as of the date of this news release.
2 See Appendix A on pages 22 through 23 for non-U.S. GAAP reconciliations and additional information.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the current quarter, a decrease of $8 million compared to the prior quarter. Net interest income increased $5 million sequentially due to a higher net interest margin. Noninterest income decreased $13 million sequentially. The December 4, 2017 Form 8-K and tax reform-related items negatively impacted noninterest income by a net $7 million with the remaining $6 million of the $13 million sequential decrease driven by lower capital markets-related income, offset partially by higher commercial real estate-related income. Compared to the fourth quarter of 2016, total revenue increased $113 million, or 5%, driven by a $95 million increase in net interest income (resulting from a higher net interest margin and growth in average earning assets) and an $18 million increase in total noninterest income.
Net Interest Income
Net interest income was $1.5 billion for the current quarter, an increase of $5 million compared to the prior quarter due to higher earning asset yields. The $95 million increase relative to the prior year was driven by higher earning asset yields and growth of $1.8 billion in average earning assets.
Net interest margin for the current quarter was 3.17%, compared to 3.15% in the prior quarter and 3.00% in the fourth quarter of 2016. The increase relative to the prior quarter and prior year was driven primarily by higher earning asset yields arising from higher benchmark interest rates, continued positive mix shift in the LHFI portfolio, and lower premium amortization in the securities AFS portfolio, partially offset by higher rates paid on interest-bearing liabilities.
Net interest income was $5.8 billion for 2017, a $419 million increase compared to the twelve months ended December 31, 2016. The net interest margin for the full year 2017 was 3.14%, a 14 basis point increase compared to 2016. The increases in both net interest income and net interest margin were driven by the same factors that impacted the prior year comparison discussed above.
Noninterest Income
Noninterest income was $833 million for the current quarter, compared to $846 million for the prior quarter and $815 million for the fourth quarter of 2016. The discrete items outlined on page 1 resulted in a net $7 million negative impact to noninterest income ($107 million gain from the sale of PAC offset by $114 million of securities AFS and servicing rights losses) with the remaining $6 million of the $13 million sequential decrease driven by lower capital markets-related income, offset partially by higher commercial real estate related income. Compared to the fourth quarter of 2016, noninterest income increased $18 million driven largely by higher commercial real estate related income and wealth management-related income.
Investment banking income was $119 million for the current quarter, compared to $166 million in the prior quarter and $122 million in the prior year. The $47 million decrease compared to the sequential quarter was due to lower equity offerings and M&A advisory activity following strong investment banking performance in the prior quarter.
Trading income was $41 million for the current quarter, compared to $51 million in the prior quarter and $58 million in the fourth quarter of 2016. The sequential and year-over-year decreases were due to lower core trading revenue during the current quarter. The decrease compared to the fourth quarter of 2016 was also driven by a higher counterparty credit valuation reserve in the current quarter.
Mortgage production income for the current quarter was $61 million, compared to $61 million for the prior quarter and $78 million for the fourth quarter of 2016. The $17 million decrease from the fourth quarter of 2016 was due to lower production volume and a lower repurchase reserve release during the current quarter. Mortgage application volume decreased 8% sequentially and 14% compared to the fourth quarter of 2016. Closed loan volume increased 2% sequentially and decreased 27% compared to the fourth quarter of 2016.

Mortgage servicing income was $43 million for the current quarter, compared to $46 million in the prior quarter and $25 million in the fourth quarter of 2016. The $3 million sequential decrease was due to the aforementioned $5 million loss on sale of servicing rights, offset partially by higher servicing fee income during the current quarter. The $18 million increase compared to the fourth quarter of 2016 was due to higher net hedge performance, lower servicing asset decay, and higher servicing fees during the current quarter. At December 31, 2017 and 2016, the servicing portfolio totaled $165.5 billion and $160.2 billion, respectively, and was $165.3 billion at September 30, 2017.
Trust and investment management income was $80 million for the current quarter, compared to $79 million for the prior quarter and $73 million for the fourth quarter of 2016. The $7 million increase compared to the prior year quarter was due to an increase in trust and institutional assets under management as well as trust termination fees received during the current quarter.
Commercial real estate related income was $62 million for the current quarter, compared to $17 million for the prior quarter and $33 million for the fourth quarter of 2016. The $45 million sequential increase was driven primarily by higher structured real estate and tax credit-related income, as well as higher production volume from the Pillar & Cohen Financial businesses ("Pillar"). The $29 million increase compared to the fourth quarter of 2016 was driven by revenue from Pillar, which the Company acquired in December 2016, in addition to higher structured real estate and tax credit-related income earned during the current quarter.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) were stable sequentially. Compared to the fourth quarter of 2016, client transaction-related fees increased $4 million due to higher client-related transaction activity, offset partially by the impact of the enhanced posting order process instituted during the fourth quarter of 2016.
Net securities (losses)/gains was ($109) million for the current quarter compared to no net securities (losses)/gains in both the prior quarter and prior year quarter. The current quarter losses were due to the aforementioned restructuring of the securities AFS portfolio as a result of tax reform.
Other noninterest income was $134 million for the current quarter, compared to $25 million in the prior quarter and $29 million in the fourth quarter of 2016. The increase compared to both periods was due primarily to the $107 million pre-tax gain from the sale of PAC during the fourth quarter of 2017.
For the year ended December 31, 2017, noninterest income was $3.4 billion, a decrease of $29 million compared to 2016 as lower mortgage-related income was offset partially by higher capital markets and commercial real estate related income.
Noninterest Expense
Noninterest expense was $1.5 billion in the current quarter, representing increases of $129 million sequentially and $123 million compared to the fourth quarter of 2016. The December 4, 2017 Form 8-K and tax reform-related items impacted noninterest expense by a net $111 million ($50 million charitable contribution to the SunTrust Foundation, $36 million net charges related to efficiency initiatives, and $25 million discretionary 401(k) contribution and other employee benefits). Excluding these discrete items, noninterest expense was relatively stable compared to the prior quarter and prior year.
Employee compensation and benefits expense was $803 million in the current quarter, compared to $806 million in the prior quarter and $762 million in the fourth quarter of 2016. The $41 million increase compared to the fourth quarter of 2016 was due primarily to the tax reform-related 401(k) discretionary contribution and the Pillar acquisition.
Operating (gains)/losses were $23 million in the current quarter, compared to ($34) million in the prior quarter and $23 million in the fourth quarter of 2016. The increase relative to the sequential quarter was driven by the favorable resolution of several legal matters during the prior quarter.

Outside processing and software expense was $214 million in the current quarter, compared to $203 million in the prior quarter and $209 million in the fourth quarter of 2016. The increase compared to the prior quarter was driven primarily by higher transaction volume and the timing of third party services. The increase relative to the prior year was due to a benefit recognized during the fourth quarter of 2016 resulting from a contract renegotiation with a key vendor.
Marketing and customer development expense was $104 million in the current quarter, compared to $45 million in the prior quarter and $52 million in the fourth quarter of 2016. The increase relative to both prior periods was primarily due to the $50 million tax reform-related contribution to the SunTrust Foundation to support financial well-being initiatives.
Amortization expense was $25 million in the current quarter, compared to $22 million in the prior quarter and $14 million in the fourth quarter of 2016. The increase relative to both prior periods was primarily due to an increase in amortizable community development investments. These investments generate tax credits that reduce the provision for income taxes over time.
Other noninterest expense was $170 million in the current quarter, compared to $168 million in the prior quarter and $154 million in the fourth quarter of 2016. The increase relative to the prior year was driven primarily by the aforementioned net $36 million charge related to efficiency actions, including severance costs in connection with the voluntary early retirement program, branch and corporate real estate closure costs, and software write-downs.
For the twelve months ended December 31, 2017, noninterest expense was $5.8 billion compared to $5.5 billion for 2016. The $296 million increase was driven largely by the aforementioned discrete charges recognized in the fourth quarter of 2017, in addition to higher employee compensation expense (primarily related to higher revenue and the acquisition of Pillar which closed in December 2016) and higher net occupancy costs (in part due to the reduction of amortized gains from previous sale leaseback transactions). These increases were offset partially by the aforementioned favorable resolution of several legal matters in the third quarter of 2017.
Income Taxes
For the current quarter, the Company recorded an income tax benefit of ($74) million compared to income tax provisions of $225 million for the prior quarter and $193 million for the fourth quarter of 2016.  The tax provision for the current quarter includes a $303 million tax benefit for the estimated impact of the re-measurement of the Company's estimated net deferred tax liabilities at December 31, 2017 due to tax reform, a $27 million discrete expense related to the increase in STM's state NOL valuation allowance, and a $12 million tax expense related to other discrete tax items. The effective tax rate for the current quarter was (11)%, compared to 29% in both the prior quarter and the fourth quarter of 2016. Excluding the impacts from actions highlighted in the December 4th 8-K and tax reform-related items (see table on page 1 for more information), the Company’s effective tax rate was 30% for the current quarter.

Balance Sheet
At December 31, 2017, the Company had total assets of $206.0 billion and total shareholders’ equity of $25.2 billion, representing 12% of total assets. Book value per common share was $47.94 and tangible book value per common share was $34.82, up 2% and 1%, respectively, compared to September 30, 2017, driven primarily by growth in retained earnings.
Loans
Average performing LHFI totaled $143.4 billion for the current quarter, relatively stable compared to the prior quarter and a 1% increase over the fourth quarter of 2016. The year-over-year growth was driven primarily by increases in consumer lending, offset partially by declines in home equity products and C&I loans.

Deposits
Average consumer and commercial deposits for the current quarter were $160.7 billion, a 1% increase over the prior quarter and a 2% increase over the fourth quarter of 2016. The sequential growth was due largely to a 6% increase in time deposits and a 4% increase in NOW account balances, offset partially by a decline in money market account balances. The year-over-year growth was driven primarily by increases in NOW and time deposit account balances, offset partially by a decline in money market account balances.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.8% at December 31, 2017, and 9.6% on a fully phased-in basis. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 12.1% and 8.2%, respectively, at December 31, 2017. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.40 per common share and repurchased $330 million of its outstanding common stock in the fourth quarter of 2017. The Company currently expects to repurchase approximately $660 million of additional common stock over the next two quarters in accordance with its 2017 Capital Plan. Additionally, the Company issued $500 million of 5.125% noncumulative perpetual preferred stock, Series H, in November 2017.
Asset Quality
Total nonperforming assets ("NPAs") were $741 million at December 31, 2017, down $51 million compared to the prior quarter and $178 million compared to the fourth quarter of 2016. The decrease in NPAs compared to both the prior quarter and the prior year was driven primarily by continued improvements in the energy portfolio. The ratio of NPLs to period-end LHFI was 0.47%, 0.48%, and 0.59% at December 31, 2017, September 30, 2017, and December 31, 2016, respectively.
Net charge-offs were $107 million during the current quarter, an increase of $29 million compared to the prior quarter and a decrease of $29 million compared to the fourth quarter of 2016. The sequential increase was driven by higher net charge-offs associated with C&I and consumer loans, while the year-over-year decrease was driven by overall asset quality improvements as well as lower energy-related net charge-offs. The ratio of annualized net charge-offs to total average LHFI was 0.29% during the current quarter, compared to 0.21% during the prior quarter and 0.38% during the fourth quarter of 2016. The provision for credit losses was $79 million in the current quarter, a sequential decrease of $41 million due primarily to the prior quarter reserve build related to hurricanes, and a decrease of $22 million compared to the fourth quarter of 2016 due to lower net charge-offs.
At December 31, 2017, the ALLL was $1.7 billion, which represented 1.21% of period-end loans, a 2 basis point decline relative to September 30, 2017.
Early stage delinquencies increased 9 basis points from the prior quarter to 0.80% at December 31, 2017. Excluding government-guaranteed loans which account for 0.48%, early stage delinquencies were 0.32%, up 3 basis points compared to the prior quarter and up 5 basis points from a year ago, primarily resulting from impacts associated with the recent hurricanes.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2017, SunTrust had total assets of $206 billion and total deposits of $161 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. In the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments in conjunction with the Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. In conjunction with this business segment structure realignment, the Company made certain adjustments to its internal funds transfer pricing methodology. Information for periods prior to the second quarter of 2017 was revised to conform to the new business segment structure and the updated internal funds transfer pricing methodology.
For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses ("ALLL") and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-K.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-K. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on January 19, 2018, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:15 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on January 19, 2018, and will remain available until February 19, 2018, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 438631). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of January 19, 2018, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this news release beginning at page 22.

In this news release, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

•
Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. These measures are utilized by management to assess the efficiency of the Company and its lines of business.

•
The Company presents the Basel III Common Equity Tier 1 (CET1) ratio, on a fully phased-in basis. The fully phased-in ratio considers a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes this measure is useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding potential future share repurchases and the provision for income taxes are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended December 31		% [3]	Twelve Months Ended December 31%
	2017	2016	Change	2017	2016	Change
EARNINGS & DIVIDENDS
Net income	$740	$465	59%	$2,273	$1,878	21%
Net income available to common shareholders	710	448	58	2,179	1,811	20
Total revenue	2,267	2,158	5	8,987	8,604	4
Total revenue-FTE [1]	2,305	2,192	5	9,132	8,742	4
Net income per average common share:
Diluted	$1.48	$0.90	64%	$4.47	$3.60	24%
Basic	1.50	0.91	65	4.53	3.63	25
Dividends paid per common share	0.40	0.26	54	1.32	1.00	32
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$205,219	$203,146	1%	$204,931	$199,004	3%
Earning assets	184,306	182,475	1	184,212	178,825	3
Loans held for investment ("LHFI")	144,039	142,578	1	144,216	141,118	2
Intangible assets including residential mortgage servicing rights ("MSRs")	8,077	7,654	6	8,034	7,545	6
Residential MSRs	1,662	1,291	29	1,615	1,190	36
Consumer and commercial deposits	160,745	157,996	2	159,549	154,189	3
Total shareholders’ equity	24,806	24,044	3	24,301	24,068	1
Preferred stock	2,236	1,225	83	1,792	1,225	46
Period End Balances:
Total assets				$205,962	$204,875	1%
Earning assets				182,710	184,610	(1)
LHFI				143,181	143,298	—
Allowance for loan and lease losses ("ALLL")				1,735	1,709	2
Consumer and commercial deposits				159,795	158,864	1
Total shareholders’ equity				25,154	23,618	7
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.43%	0.91%	57%	1.11%	0.94%	18%
Return on average common shareholders’ equity	12.54	7.85	60	9.72	7.97	22
Return on average tangible common shareholders' equity [1]	17.24	10.76	60	13.39	10.91	23
Net interest margin	3.09	2.93	5	3.06	2.92	5
Net interest margin-FTE [1]	3.17	3.00	6	3.14	3.00	5
Efficiency ratio	67.03	64.74	4	64.14	63.55	1
Efficiency ratio-FTE [1]	65.94	63.73	3	63.12	62.55	1
Tangible efficiency ratio-FTE [1]	64.84	63.08	3	62.30	61.99	1
Adjusted tangible efficiency ratio-FTE [1]	59.85	63.08	(5)	61.04	61.99	(2)
Effective tax rate	(11)	29	NM	19	30	(37)
Basel III capital ratios at period end (transitional) [2]:
Common Equity Tier 1 ("CET1")				9.75%	9.59%	2%
Tier 1 capital				11.15	10.28	8
Total capital				13.10	12.26	7
Leverage				9.80	9.22	6
Basel III fully phased-in CET1 ratio [1,2]				9.60	9.43	2
Total average shareholders’ equity to total average assets	12.09%	11.84%	2%	11.86	12.09	(2)
Tangible equity to tangible assets [1]				9.50	8.82	8
Tangible common equity to tangible assets [1]				8.21	8.15	1
Book value per common share				$47.94	$45.38	6
Tangible book value per common share [1]				34.82	32.95	6
Market capitalization				30,417	26,942	13
Average common shares outstanding:
Diluted	480,359	497,055	(3)	486,954	503,466	(3)
Basic	474,300	491,497	(3)	481,339	498,638	(3)
Full-time equivalent employees				23,785	24,375	(2)
Number of ATMs				2,116	2,165	(2)
Full service banking offices				1,268	1,367	(7)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the earnings release date.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2017	2017	2017	2016
EARNINGS & DIVIDENDS
Net income	$740	$538	$528	$468	$465
Net income available to common shareholders	710	512	505	451	448
Total revenue	2,267	2,276	2,230	2,213	2,158
Total revenue-FTE [1]	2,305	2,313	2,266	2,247	2,192
Net income per average common share:
Diluted	$1.48	$1.06	$1.03	$0.91	$0.90
Basic	1.50	1.07	1.05	0.92	0.91
Dividends paid per common share	0.40	0.40	0.26	0.26	0.26
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$205,219	$205,738	$204,494	$204,252	$203,146
Earning assets	184,306	184,861	184,057	183,606	182,475
LHFI	144,039	144,706	144,440	143,670	142,578
Intangible assets including residential MSRs	8,077	8,009	8,024	8,026	7,654
Residential MSRs	1,662	1,589	1,603	1,604	1,291
Consumer and commercial deposits	160,745	159,419	159,136	158,874	157,996
Total shareholders’ equity	24,806	24,573	24,139	23,671	24,044
Preferred stock	2,236	1,975	1,720	1,225	1,225
Period End Balances:
Total assets	$205,962	$208,252	$207,223	$205,642	$204,875
Earning assets	182,710	185,071	184,518	183,279	184,610
LHFI	143,181	144,264	144,268	143,529	143,298
ALLL	1,735	1,772	1,731	1,714	1,709
Consumer and commercial deposits	159,795	161,778	158,319	161,531	158,864
Total shareholders’ equity	25,154	24,522	24,477	23,484	23,618
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.43%	1.04%	1.03%	0.93%	0.91%
Return on average common shareholders’ equity	12.54	9.03	9.08	8.19	7.85
Return on average tangible common shareholders' equity [1]	17.24	12.45	12.51	11.28	10.76
Net interest margin	3.09	3.07	3.06	3.02	2.93
Net interest margin-FTE [1]	3.17	3.15	3.14	3.09	3.00
Efficiency ratio	67.03	61.12	62.24	66.20	64.74
Efficiency ratio-FTE [1]	65.94	60.14	61.24	65.19	63.73
Tangible efficiency ratio-FTE [1]	64.84	59.21	60.59	64.60	63.08
Adjusted tangible efficiency ratio-FTE [1]	59.85	59.21	60.59	64.60	63.08
Effective tax rate	(11)	29	30	25	29
Basel III capital ratios at period end (transitional) [2]:
CET1	9.75%	9.62%	9.68%	9.69%	9.59%
Tier 1 capital	11.15	10.74	10.81	10.40	10.28
Total capital	13.10	12.69	12.75	12.37	12.26
Leverage	9.80	9.50	9.55	9.08	9.22
Basel III fully phased-in CET1 ratio [1,2]	9.60	9.48	9.53	9.54	9.43
Total average shareholders’ equity to total average assets	12.09	11.94	11.80	11.59	11.84
Tangible equity to tangible assets [1]	9.50	9.12	9.15	8.72	8.82
Tangible common equity to tangible assets [1]	8.21	8.10	8.11	8.06	8.15
Book value per common share	$47.94	$47.16	$46.51	$45.62	$45.38
Tangible book value per common share [1]	34.82	34.34	33.83	33.05	32.95
Market capitalization	30,417	28,451	27,319	26,860	26,942
Average common shares outstanding:
Diluted	480,359	483,640	488,020	496,002	497,055
Basic	474,300	478,258	482,913	490,091	491,497
Full-time equivalent employees	23,785	24,215	24,278	24,215	24,375
Number of ATMs	2,116	2,108	2,104	2,132	2,165
Full service banking offices	1,268	1,275	1,281	1,316	1,367

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)		Twelve Months Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31				December 31
	2017	2016	Amount	% [3]	2017	2016	Amount	% [3]
Interest income	$1,640	$1,492	$148	10%	$6,387	$5,778	$609	11%
Interest expense	206	149	57	38	754	557	197	35
NET INTEREST INCOME	1,434	1,343	91	7	5,633	5,221	412	8
Provision for credit losses	79	101	(22)	(22)	409	444	(35)	(8)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,355	1,242	113	9	5,224	4,777	447	9
NONINTEREST INCOME
Service charges on deposit accounts	150	154	(4)	(3)	603	630	(27)	(4)
Other charges and fees	94	90	4	4	385	380	5	1
Card fees	88	84	4	5	344	327	17	5
Investment banking income	119	122	(3)	(2)	599	494	105	21
Trading income	41	58	(17)	(29)	189	211	(22)	(10)
Trust and investment management income	80	73	7	10	309	304	5	2
Retail investment services	70	69	1	1	278	281	(3)	(1)
Mortgage production related income	61	78	(17)	(22)	231	366	(135)	(37)
Mortgage servicing related income	43	25	18	72	191	189	2	1
Commercial real estate related income [1]	62	33	29	88	123	69	54	78
Net securities (losses)/gains	(109)	—	(109)	NM	(108)	4	(112)	NM
Other noninterest income [1]	134	29	105	NM	210	128	82	64
Total noninterest income	833	815	18	2	3,354	3,383	(29)	(1)
NONINTEREST EXPENSE
Employee compensation and benefits	803	762	41	5	3,257	3,071	186	6
Outside processing and software	214	209	5	2	826	834	(8)	(1)
Net occupancy expense	97	94	3	3	377	349	28	8
Equipment expense	41	43	(2)	(5)	164	170	(6)	(4)
Regulatory assessments	43	46	(3)	(7)	187	173	14	8
Marketing and customer development	104	52	52	100	232	172	60	35
Operating losses	23	23	—	—	40	108	(68)	(63)
Amortization	25	14	11	79	75	49	26	53
Other noninterest expense	170	154	16	10	606	542	64	12
Total noninterest expense	1,520	1,397	123	9	5,764	5,468	296	5
INCOME BEFORE (BENEFIT)/PROVISION FOR INCOME TAXES	668	660	8	1	2,814	2,692	122	5
(Benefit)/provision for income taxes	(74)	193	(267)	NM	532	805	(273)	(34)
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	742	467	275	59	2,282	1,887	395	21
Less: Net income attributable to noncontrolling interest	2	2	—	—	9	9	—	—
NET INCOME	$740	$465	$275	59%	$2,273	$1,878	$395	21%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$710	$448	$262	58%	$2,179	$1,811	$368	20%
Net interest income-FTE [2]	1,472	1,377	95	7	5,778	5,359	419	8
Total revenue	2,267	2,158	109	5	8,987	8,604	383	4
Total revenue-FTE [2]	2,305	2,192	113	5	9,132	8,742	390	4
Net income per average common share:
Diluted	1.48	0.90	0.58	64	4.47	3.60	0.87	24
Basic	1.50	0.91	0.59	65	4.53	3.63	0.90	25
Cash dividends paid per common share	0.40	0.26	0.14	54	1.32	1.00	0.32	32
Average common shares outstanding:
Diluted	480,359	497,055	(16,696)	(3)	486,954	503,466	(16,512)	(3)
Basic	474,300	491,497	(17,197)	(3)	481,339	498,638	(17,299)	(3)

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31	September 30	Increase/(Decrease)		June 30	March 31	December 31
	2017	2017	Amount	% [3]	2017	2017	2016
Interest income	$1,640	$1,635	$5	—%	$1,583	$1,528	$1,492
Interest expense	206	205	1	—	180	162	149
NET INTEREST INCOME	1,434	1,430	4	—	1,403	1,366	1,343
Provision for credit losses	79	120	(41)	(34)	90	119	101
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,355	1,310	45	3	1,313	1,247	1,242
NONINTEREST INCOME
Service charges on deposit accounts	150	154	(4)	(3)	151	148	154
Other charges and fees	94	92	2	2	103	95	90
Card fees	88	86	2	2	87	82	84
Investment banking income	119	166	(47)	(28)	147	167	122
Trading income	41	51	(10)	(20)	46	51	58
Trust and investment management income	80	79	1	1	76	75	73
Retail investment services	70	69	1	1	70	68	69
Mortgage production related income	61	61	—	—	56	53	78
Mortgage servicing related income	43	46	(3)	(7)	44	58	25
Commercial real estate related income [1]	62	17	45	NM	24	20	33
Net securities (losses)/gains	(109)	—	(109)	NM	1	—	—
Other noninterest income [1]	134	25	109	NM	22	30	29
Total noninterest income	833	846	(13)	(2)	827	847	815
NONINTEREST EXPENSE
Employee compensation and benefits	803	806	(3)	—	796	852	762
Outside processing and software	214	203	11	5	204	205	209
Net occupancy expense	97	94	3	3	94	92	94
Equipment expense	41	40	1	3	43	39	43
Regulatory assessments	43	47	(4)	(9)	49	48	46
Marketing and customer development	104	45	59	NM	42	42	52
Operating losses/(gains)	23	(34)	57	NM	19	32	23
Amortization	25	22	3	14	15	13	14
Other noninterest expense	170	168	2	1	126	142	154
Total noninterest expense	1,520	1,391	129	9	1,388	1,465	1,397
INCOME BEFORE (BENEFIT)/PROVISION FOR INCOME TAXES	668	765	(97)	(13)	752	629	660
(Benefit)/provision for income taxes	(74)	225	(299)	NM	222	159	193
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	742	540	202	37	530	470	467
Less: Net income attributable to noncontrolling interest	2	2	—	—	2	2	2
NET INCOME	$740	$538	$202	38%	$528	$468	$465
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$710	$512	$198	39%	$505	$451	$448
Net interest income-FTE [2]	1,472	1,467	5	—	1,439	1,400	1,377
Total revenue	2,267	2,276	(9)	—	2,230	2,213	2,158
Total revenue-FTE [2]	2,305	2,313	(8)	—	2,266	2,247	2,192
Net income per average common share:
Diluted	1.48	1.06	0.42	40	1.03	0.91	0.90
Basic	1.50	1.07	0.43	40	1.05	0.92	0.91
Cash dividends paid per common share	0.40	0.40	—	—	0.26	0.26	0.26
Average common shares outstanding:
Diluted	480,359	483,640	(3,281)	(1)	488,020	496,002	497,055
Basic	474,300	478,258	(3,958)	(1)	482,913	490,091	491,497

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2016	Amount	% [2]
ASSETS
Cash and due from banks	$5,349	$5,091	$258	5%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,538	1,307	231	18
Interest-bearing deposits in other banks	25	25	—	—
Trading assets and derivative instruments	5,093	6,067	(974)	(16)
Securities available for sale	31,416	30,672	744	2
Loans held for sale ("LHFS")	2,290	4,169	(1,879)	(45)
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	66,356	69,213	(2,857)	(4)
Commercial real estate ("CRE")	5,317	4,996	321	6
Commercial construction	3,804	4,015	(211)	(5)
Residential mortgages - guaranteed	560	537	23	4
Residential mortgages - nonguaranteed	27,136	26,137	999	4
Residential home equity products	10,626	11,912	(1,286)	(11)
Residential construction	298	404	(106)	(26)
Consumer student - guaranteed	6,633	6,167	466	8
Consumer other direct	8,729	7,771	958	12
Consumer indirect	12,140	10,736	1,404	13
Consumer credit cards	1,582	1,410	172	12
Total LHFI	143,181	143,298	(117)	—
Allowance for loan and lease losses ("ALLL")	(1,735)	(1,709)	26	2
Net LHFI	141,446	141,589	(143)	—
Goodwill	6,331	6,337	(6)	—
Residential MSRs	1,710	1,572	138	9
Other assets	10,764	8,046	2,718	34
Total assets [1]	$205,962	$204,875	$1,087	1%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$42,784	$43,431	($647)	(1)%
Interest-bearing consumer and commercial deposits:
NOW accounts	47,379	45,534	1,845	4
Money market accounts	51,088	54,166	(3,078)	(6)
Savings	6,468	6,266	202	3
Consumer time	5,839	5,534	305	6
Other time	6,237	3,933	2,304	59
Total consumer and commercial deposits	159,795	158,864	931	1
Brokered time deposits	985	924	61	7
Foreign deposits	—	610	(610)	(100)
Total deposits	160,780	160,398	382	—
Funds purchased	2,561	2,116	445	21
Securities sold under agreements to repurchase	1,503	1,633	(130)	(8)
Other short-term borrowings	717	1,015	(298)	(29)
Long-term debt	9,785	11,748	(1,963)	(17)
Trading liabilities and derivative instruments	1,283	1,351	(68)	(5)
Other liabilities	4,179	2,996	1,183	39
Total liabilities	180,808	181,257	(449)	—
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,475	1,225	1,250	NM
Common stock, $1.00 par value	550	550	—	—
Additional paid-in capital	9,000	9,010	(10)	—
Retained earnings	17,540	16,000	1,540	10
Treasury stock, at cost, and other	(3,591)	(2,346)	1,245	53
Accumulated other comprehensive loss, net of tax	(820)	(821)	(1)	—
Total shareholders' equity	25,154	23,618	1,536	7
Total liabilities and shareholders' equity	$205,962	$204,875	$1,087	1%

Common shares outstanding	470,931	491,188	(20,257)	(4)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	25	12	13	NM
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	79,133	58,738	20,395	35
1 Includes earning assets of $182,710 and $184,610 at December 31, 2017 and 2016, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31	September 30	(Decrease)/Increase		June 30	March 31	December 31
	2017	2017	Amount	%	2017	2017	2016
ASSETS
Cash and due from banks	$5,349	$7,071	($1,722)	(24)%	$6,968	$6,957	$5,091
Federal funds sold and securities borrowed or purchased under agreements to resell	1,538	1,182	356	30	1,249	1,292	1,307
Interest-bearing deposits in other banks	25	25	—	—	24	25	25
Trading assets and derivative instruments	5,093	6,318	(1,225)	(19)	5,847	6,007	6,067
Securities available for sale	31,416	31,444	(28)	—	31,142	31,127	30,672
LHFS	2,290	2,835	(545)	(19)	2,826	2,109	4,169
LHFI:
C&I	66,356	67,758	(1,402)	(2)	68,511	68,971	69,213
CRE	5,317	5,238	79	2	5,250	5,067	4,996
Commercial construction	3,804	3,964	(160)	(4)	4,019	4,215	4,015
Residential mortgages - guaranteed	560	497	63	13	501	549	537
Residential mortgages - nonguaranteed	27,136	27,041	95	—	26,594	26,110	26,137
Residential home equity products	10,626	10,865	(239)	(2)	11,173	11,511	11,912
Residential construction	298	327	(29)	(9)	364	380	404
Consumer student - guaranteed	6,633	6,559	74	1	6,543	6,396	6,167
Consumer other direct	8,729	8,597	132	2	8,249	7,904	7,771
Consumer indirect	12,140	11,952	188	2	11,639	11,067	10,736
Consumer credit cards	1,582	1,466	116	8	1,425	1,359	1,410
Total LHFI	143,181	144,264	(1,083)	(1)	144,268	143,529	143,298
ALLL	(1,735)	(1,772)	(37)	(2)	(1,731)	(1,714)	(1,709)
Net LHFI	141,446	142,492	(1,046)	(1)	142,537	141,815	141,589
Goodwill	6,331	6,338	(7)	—	6,338	6,338	6,337
Residential MSRs	1,710	1,628	82	5	1,608	1,645	1,572
Other assets	10,764	8,919	1,845	21	8,684	8,327	8,046
Total assets [1]	$205,962	$208,252	($2,290)	(1)%	$207,223	$205,642	$204,875
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$42,784	$43,984	($1,200)	(3)%	$44,006	$43,437	$43,431
Interest-bearing consumer and commercial deposits:
NOW accounts	47,379	47,213	166	—	43,973	46,222	45,534
Money market accounts	51,088	52,487	(1,399)	(3)	53,000	55,261	54,166
Savings	6,468	6,505	(37)	(1)	6,599	6,668	6,266
Consumer time	5,839	5,735	104	2	5,610	5,495	5,534
Other time	6,237	5,854	383	7	5,131	4,448	3,933
Total consumer and commercial deposits	159,795	161,778	(1,983)	(1)	158,319	161,531	158,864
Brokered time deposits	985	959	26	3	944	917	924
Foreign deposits	—	—	—	—	610	405	610
Total deposits	160,780	162,737	(1,957)	(1)	159,873	162,853	160,398
Funds purchased	2,561	3,118	(557)	(18)	3,007	1,037	2,116
Securities sold under agreements to repurchase	1,503	1,422	81	6	1,503	1,704	1,633
Other short-term borrowings	717	909	(192)	(21)	2,640	1,955	1,015
Long-term debt	9,785	11,280	(1,495)	(13)	10,511	10,496	11,748
Trading liabilities and derivative instruments	1,283	1,284	(1)	—	1,090	1,225	1,351
Other liabilities	4,179	2,980	1,199	40	4,122	2,888	2,996
Total liabilities	180,808	183,730	(2,922)	(2)	182,746	182,158	181,257
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,475	1,975	500	25	1,975	1,225	1,225
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid-in capital	9,000	8,985	15	—	8,973	8,966	9,010
Retained earnings	17,540	17,021	519	3	16,701	16,322	16,000
Treasury stock, at cost, and other	(3,591)	(3,274)	317	10	(2,945)	(2,712)	(2,346)
Accumulated other comprehensive loss, net of tax	(820)	(735)	85	12	(777)	(867)	(821)
Total shareholders’ equity	25,154	24,522	632	3	24,477	23,484	23,618
Total liabilities and shareholders’ equity	$205,962	$208,252	($2,290)	(1)%	$207,223	$205,642	$204,875

Common shares outstanding	470,931	476,001	(5,070)	(1)%	481,644	485,712	491,188
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	25	20	5	25	20	12	12
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	79,133	74,053	5,080	7	68,369	64,301	58,738
1 Includes earning assets of $182,710, $185,071, $184,518, $183,279, and $184,610 at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						(Decrease)/Increase From
	December 31, 2017			September 30, 2017			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$67,238	$575	3.39%	$68,277	$583	3.39%	($1,039)	—	($1,169)	0.20
Commercial real estate ("CRE")	5,209	47	3.57	5,227	47	3.57	(18)	—	68	0.64
Commercial construction	3,947	39	3.92	3,918	38	3.86	29	0.06	95	0.70
Residential mortgages - guaranteed	546	3	2.12	512	5	3.57	34	(1.45)	4	(0.45)
Residential mortgages - nonguaranteed	26,858	254	3.78	26,687	255	3.82	171	(0.04)	793	0.03
Residential home equity products	10,531	116	4.37	10,778	120	4.40	(247)	(0.03)	(1,278)	0.46
Residential construction	303	3	4.15	333	4	4.68	(30)	(0.53)	(79)	(0.09)
Consumer student - guaranteed	6,576	76	4.60	6,535	73	4.44	41	0.16	586	0.48
Consumer other direct	8,651	108	4.94	8,426	104	4.91	225	0.03	1,095	0.30
Consumer indirect	11,999	107	3.53	11,824	105	3.51	175	0.02	1,366	0.09
Consumer credit cards	1,504	39	10.40	1,450	37	10.32	54	0.08	180	0.47
Nonaccrual	677	9	5.12	739	11	5.90	(62)	(0.78)	(200)	1.35
Total LHFI	144,039	1,376	3.79	144,706	1,382	3.79	(667)	—	1,461	0.25
Securities available for sale:
Taxable	30,837	196	2.54	30,669	191	2.49	168	0.05	1,523	0.27
Tax-exempt	589	4	2.97	504	4	2.99	85	(0.02)	316	(0.11)
Total securities available for sale	31,426	200	2.55	31,173	195	2.50	253	0.05	1,839	0.27
Federal funds sold and securities borrowed or purchased under agreements to resell	1,198	2	0.87	1,189	3	0.89	9	(0.02)	(134)	0.90
Loans held for sale ("LHFS")	2,622	30	4.53	2,477	24	3.89	145	0.64	(948)	1.11
Interest-bearing deposits in other banks	25	—	1.62	25	—	1.88	—	(0.26)	1	1.15
Interest earning trading assets	4,996	32	2.53	5,291	31	2.38	(295)	0.15	(388)	0.70
Total earning assets	184,306	1,640	3.53	184,861	1,635	3.51	(555)	0.02	1,831	0.28
Allowance for loan and lease losses ("ALLL")	(1,768)			(1,748)			20		44
Cash and due from banks	5,018			5,023			(5)		(387)
Other assets	16,794			16,501			293		1,419
Noninterest earning trading assets and derivative instruments	858			948			(90)		(245)
Unrealized gains on securities available for sale, net	11			153			(142)		(501)
Total assets	$205,219			$205,738			($519)		$2,073
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$46,238	$42	0.36%	$44,604	$37	0.33%	$1,634	0.03	$3,309	0.20
Money market accounts	52,025	43	0.33	53,278	43	0.32	(1,253)	0.01	(2,391)	0.11
Savings	6,487	—	0.02	6,535	—	0.02	(48)	—	228	(0.01)
Consumer time	5,785	12	0.82	5,675	11	0.76	110	0.06	186	0.13
Other time	6,090	18	1.19	5,552	16	1.14	538	0.05	2,136	0.22
Total interest-bearing consumer and commercial deposits	116,625	115	0.39	115,644	107	0.37	981	0.02	3,468	0.16
Brokered time deposits	971	4	1.32	947	3	1.28	24	0.04	36	0.04
Foreign deposits	—	—	—	295	1	1.13	(295)	(1.13)	(308)	(0.45)
Total interest-bearing deposits	117,596	119	0.40	116,886	111	0.38	710	0.02	3,196	0.16
Funds purchased	1,143	3	1.17	1,689	5	1.15	(546)	0.02	135	0.74
Securities sold under agreements to repurchase	1,483	4	1.14	1,464	4	1.07	19	0.07	(225)	0.69
Interest-bearing trading liabilities	969	7	2.73	912	6	2.84	57	(0.11)	(177)	0.60
Other short-term borrowings	815	1	0.22	1,797	3	0.56	(982)	(0.34)	(163)	0.11
Long-term debt	10,981	72	2.60	11,204	76	2.70	(223)	(0.10)	(651)	0.23
Total interest-bearing liabilities	132,987	206	0.61	133,952	205	0.61	(965)	—	2,115	0.16
Noninterest-bearing deposits	44,120			43,775			345		(719)
Other liabilities	2,860			3,046			(186)		(252)
Noninterest-bearing trading liabilities and derivative instruments	446			392			54		167
Shareholders’ equity	24,806			24,573			233		762
Total liabilities and shareholders’ equity	$205,219			$205,738			($519)		$2,073
Interest Rate Spread			2.92%			2.90%		0.02		0.12
Net Interest Income		$1,434			$1,430
Net Interest Income-FTE [2]		$1,472			$1,467
Net Interest Margin [3]			3.09%			3.07%		0.02		0.16
Net Interest Margin-FTE 2, [3]			3.17			3.15		0.02		0.17
1 Interest income includes loan fees of $42 million and $45 million for the three months ended December 31, 2017 and September 30, 2017, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended December 31, 2017 and September 30, 2017 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	June 30, 2017			March 31, 2017			December 31, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$69,122	$574	3.33%	$69,076	$554	3.25%	$68,407	$549	3.19%
CRE	5,157	44	3.38	5,038	39	3.18	5,141	38	2.93
Commercial construction	4,105	37	3.63	4,076	34	3.39	3,852	31	3.22
Residential mortgages - guaranteed	532	4	2.95	567	4	3.07	542	4	2.57
Residential mortgages - nonguaranteed	26,090	248	3.80	25,918	247	3.80	26,065	244	3.75
Residential home equity products	11,113	118	4.27	11,466	116	4.10	11,809	116	3.91
Residential construction	363	4	4.19	385	4	4.04	382	4	4.24
Consumer student - guaranteed	6,462	71	4.42	6,278	65	4.20	5,990	62	4.12
Consumer other direct	8,048	97	4.84	7,819	97	5.02	7,556	88	4.64
Consumer indirect	11,284	98	3.50	10,847	92	3.43	10,633	92	3.44
Consumer credit cards	1,391	35	9.96	1,369	33	9.79	1,324	33	9.93
Nonaccrual	773	8	4.37	831	4	2.03	877	8	3.77
Total LHFI	144,440	1,338	3.72	143,670	1,289	3.64	142,578	1,269	3.54
Securities available for sale:
Taxable	30,654	189	2.47	30,590	185	2.42	29,314	166	2.27
Tax-exempt	348	3	3.04	286	2	3.04	273	2	3.08
Total securities available for sale	31,002	192	2.47	30,876	187	2.42	29,587	168	2.28
Federal funds sold and securities borrowed or purchased under agreements to resell	1,237	2	0.68	1,236	1	0.33	1,332	—	(0.03)
LHFS	2,222	21	3.86	2,611	24	3.71	3,570	30	3.42
Interest-bearing deposits in other banks	25	—	0.62	25	—	0.64	24	—	0.47
Interest earning trading assets	5,131	30	2.33	5,188	27	2.09	5,384	25	1.83
Total earning assets	184,057	1,583	3.45	183,606	1,528	3.38	182,475	1,492	3.25
ALLL	(1,723)			(1,700)			(1,724)
Cash and due from banks	4,901			5,556			5,405
Other assets	16,248			15,952			15,375
Noninterest earning trading assets and derivative instruments	918			888			1,103
Unrealized gains/(losses) on securities available for sale, net	93			(50)			512
Total assets	$204,494			$204,252			$203,146
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,437	$30	0.27%	$44,745	$23	0.21%	$42,929	$17	0.16%
Money market accounts	54,199	38	0.28	54,902	34	0.25	54,416	30	0.22
Savings	6,638	—	0.03	6,415	—	0.02	6,259	—	0.03
Consumer time	5,555	10	0.71	5,487	9	0.69	5,599	10	0.69
Other time	4,691	12	1.05	4,232	10	0.97	3,954	10	0.97
Total interest-bearing consumer and commercial deposits	115,520	90	0.31	115,781	76	0.27	113,157	67	0.23
Brokered time deposits	929	3	1.29	917	3	1.28	935	3	1.28
Foreign deposits	720	2	0.95	678	1	0.66	308	—	0.45
Total interest-bearing deposits	117,169	95	0.32	117,376	80	0.28	114,400	70	0.24
Funds purchased	1,155	3	0.96	872	1	0.65	1,008	1	0.43
Securities sold under agreements to repurchase	1,572	3	0.89	1,715	3	0.61	1,708	2	0.45
Interest-bearing trading liabilities	992	6	2.66	1,002	6	2.61	1,146	6	2.13
Other short-term borrowings	2,008	3	0.55	1,753	2	0.49	978	—	0.11
Long-term debt	10,518	70	2.66	11,563	70	2.45	11,632	70	2.37
Total interest-bearing liabilities	133,414	180	0.54	134,281	162	0.49	130,872	149	0.45
Noninterest-bearing deposits	43,616			43,093			44,839
Other liabilities	2,976			2,860			3,112
Noninterest-bearing trading liabilities and derivative instruments	349			347			279
Shareholders’ equity	24,139			23,671			24,044
Total liabilities and shareholders’ equity	$204,494			$204,252			$203,146
Interest Rate Spread			2.91%			2.89%			2.80%
Net Interest Income		$1,403			$1,366			$1,343
Net Interest Income-FTE [2]		$1,439			$1,400			$1,377
Net Interest Margin [3]			3.06%			3.02%			2.93%
Net Interest Margin-FTE [2,3]			3.14			3.09			3.00

[1]	Interest income includes loan fees of $45 million, $45 million, and $41 million for the three months ended June 30, 2017, March 31, 2017, and December 31, 2016, respectively.

[2]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended June 30, 2017, March 31, 2017, and December 31, 2016 was attributed to C&I loans.

[3]	Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Twelve Months Ended
	December 31, 2017			December 31, 2016			Increase/(Decrease)
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$68,423	$2,286	3.34%	$68,406	$2,148	3.14%	$17	0.20
CRE	5,158	177	3.43	5,808	169	2.92	(650)	0.51
Commercial construction	4,011	148	3.70	2,898	94	3.25	1,113	0.45
Residential mortgages - guaranteed	539	16	2.92	575	20	3.45	(36)	(0.53)
Residential mortgages - nonguaranteed	26,392	1,003	3.80	25,554	964	3.77	838	0.03
Residential home equity products	10,969	470	4.28	12,297	484	3.94	(1,328)	0.34
Residential construction	346	15	4.26	377	17	4.39	(31)	(0.13)
Consumer student - guaranteed	6,464	286	4.42	5,551	224	4.03	913	0.39
Consumer other direct	8,239	406	4.93	6,871	313	4.56	1,368	0.37
Consumer indirect	11,492	401	3.49	10,712	365	3.40	780	0.09
Consumer credit cards	1,429	145	10.12	1,188	120	10.10	241	0.02
Nonaccrual	754	32	4.28	881	21	2.43	(127)	1.85
Total LHFI	144,216	5,385	3.73	141,118	4,939	3.50	3,098	0.23
Securities available for sale:
Taxable	30,688	761	2.48	28,216	645	2.29	2,472	0.19
Tax-exempt	433	13	2.99	189	6	3.37	244	(0.38)
Total securities available for sale	31,121	774	2.49	28,405	651	2.29	2,716	0.20
Federal funds sold and securities borrowed or purchased under agreements to resell	1,215	9	0.69	1,241	1	0.10	(26)	0.59
LHFS	2,483	99	4.00	2,570	92	3.60	(87)	0.40
Interest-bearing deposits in other banks	25	—	1.20	24	—	0.40	1	0.80
Interest earning trading assets	5,152	120	2.33	5,467	95	1.73	(315)	0.60
Total earning assets	184,212	6,387	3.47	178,825	5,778	3.23	5,387	0.24
ALLL	(1,735)			(1,746)			(11)
Cash and due from banks	5,123			4,999			124
Other assets	16,376			14,880			1,496
Noninterest earning trading assets and derivative instruments	903			1,388			(485)
Unrealized gains on securities available for sale, net	52			658			(606)
Total assets	$204,931			$199,004			$5,927
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$45,009	$131	0.29%	$40,949	$55	0.13%	$4,060	0.16
Money market accounts	53,592	157	0.29	53,795	107	0.20	(203)	0.09
Savings	6,519	1	0.02	6,285	2	0.03	234	(0.01)
Consumer time	5,626	42	0.75	5,852	43	0.73	(226)	0.02
Other time	5,148	57	1.10	3,908	39	1.00	1,240	0.10
Total interest-bearing consumer and commercial deposits	115,894	388	0.34	110,789	246	0.22	5,105	0.12
Brokered time deposits	941	12	1.29	926	12	1.33	15	(0.04)
Foreign deposits	421	4	0.86	123	1	0.42	298	0.44
Total interest-bearing deposits	117,256	404	0.34	111,838	259	0.23	5,418	0.11
Funds purchased	1,217	13	1.02	1,055	4	0.37	162	0.65
Securities sold under agreements to repurchase	1,558	15	0.92	1,734	7	0.42	(176)	0.50
Interest-bearing trading liabilities	968	26	2.70	1,025	24	2.29	(57)	0.41
Other short-term borrowings	1,591	8	0.50	1,452	3	0.23	139	0.27
Long-term debt	11,065	288	2.60	10,767	260	2.42	298	0.18
Total interest-bearing liabilities	133,655	754	0.56	127,871	557	0.44	5,784	0.12
Noninterest-bearing deposits	43,655			43,400			255
Other liabilities	2,936			3,252			(316)
Noninterest-bearing trading liabilities and derivative instruments	384			413			(29)
Shareholders’ equity	24,301			24,068			233
Total liabilities and shareholders’ equity	$204,931			$199,004			$5,927
Interest Rate Spread			2.91%			2.79%		0.12
Net Interest Income		$5,633			$5,221
Net Interest Income-FTE [2]		$5,778			$5,359
Net Interest Margin [3]			3.06%			2.92%		0.14
Net Interest Margin-FTE [2,3]			3.14			3.00		0.14

1 Interest income includes loan fees of $177 million and $165 million for the twelve months ended December 31, 2017 and 2016, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the twelve months ended December 31, 2017 and 2016 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended				Twelve Months Ended
	December 31		Increase/(Decrease)		December 31		(Decrease)/Increase
(Dollars in millions) (Unaudited)	2017	2016	Amount	% [4]	2017	2016	Amount	% [4]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,845	$1,811	$34	2%	$1,776	$1,815	($39)	(2)%
Provision/(benefit) for unfunded commitments	6	(1)	7	NM	12	4	8	NM
Provision for loan losses:
Commercial	19	36	(17)	(47)	108	329	(221)	(67)
Consumer	55	66	(11)	(17)	289	111	178	NM
Total provision for loan losses	74	102	(28)	(27)	397	440	(43)	(10)
Charge-offs:
Commercial	(44)	(78)	(34)	(44)	(167)	(287)	(120)	(42)
Consumer	(90)	(85)	5	6	(324)	(304)	20	7
Total charge-offs	(134)	(163)	(29)	(18)	(491)	(591)	(100)	(17)
Recoveries:
Commercial	7	9	(2)	(22)	40	35	5	14
Consumer	20	18	2	11	84	73	11	15
Total recoveries	27	27	—	—	124	108	16	15
Net charge-offs	(107)	(136)	(29)	(21)	(367)	(483)	(116)	(24)
Other	(4)	—	4	NM	(4)	—	4	NM
Allowance for credit losses, end of period	$1,814	$1,776	$38	2%	$1,814	$1,776	$38	2%
Components:
Allowance for loan and lease losses ("ALLL")					$1,735	$1,709	$26	2%
Unfunded commitments reserve					79	67	12	18
Allowance for credit losses					$1,814	$1,776	$38	2%
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.19%	0.35%	(0.16)	(46)%	0.16%	0.32%	(0.16)	(50)%
Consumer	0.41	0.41	—	—	0.36	0.36	—	—
Total net charge-offs to total average LHFI	0.29	0.38	(0.09)	(24)	0.25	0.34	(0.09)	(26)
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial					$240	$414	($174)	(42)%
Consumer					434	431	3	1
Total nonaccrual/NPLs					674	845	(171)	(20)
Other real estate owned (“OREO”)					57	60	(3)	(5)
Other repossessed assets					10	14	(4)	(29)
Total nonperforming assets ("NPAs")					$741	$919	($178)	(19)%
Accruing restructured loans					$2,468	$2,535	($67)	(3)%
Nonaccruing restructured loans [1]					286	306	(20)	(7)
Accruing LHFI past due > 90 days (guaranteed)					1,374	1,254	120	10
Accruing LHFI past due > 90 days (non-guaranteed)					31	34	(3)	(9)
Accruing LHFS past due > 90 days					2	1	1	100
NPLs to period-end LHFI					0.47%	0.59%	(0.12)	(20)%
NPAs to period-end LHFI plus OREO, and other repossessed assets					0.52	0.64	(0.12)	(19)
ALLL to period-end LHFI [2,3]					1.21	1.19	0.02	2
ALLL to NPLs [2,3]					2.59x	2.03x	0.56x	28

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	December 31	September 30	Increase/(Decrease)		June 30	March 31	December 31
(Dollars in millions) (Unaudited)	2017	2017	Amount	% [4]	2017	2017	2016
CREDIT DATA
Allowance for credit losses, beginning of period	$1,845	$1,803	$42	2%	$1,783	$1,776	$1,811
Provision/(benefit) for unfunded commitments	6	1	5	NM	3	2	(1)
Provision for loan losses:
Commercial	19	5	14	NM	39	46	36
Consumer	55	114	(59)	(52)	48	71	66
Total provision for loan losses	74	119	(45)	(38)	87	117	102
Charge-offs:
Commercial	(44)	(33)	11	33	(26)	(63)	(78)
Consumer	(90)	(76)	14	18	(75)	(83)	(85)
Total charge-offs	(134)	(109)	25	23	(101)	(146)	(163)
Recoveries:
Commercial	7	11	(4)	(36)	7	13	9
Consumer	20	20	—	—	24	21	18
Total recoveries	27	31	(4)	(13)	31	34	27
Net charge-offs	(107)	(78)	29	37	(70)	(112)	(136)
Other	(4)	—	4	NM	—	—	—
Allowance for credit losses, end of period	$1,814	$1,845	($31)	(2)%	$1,803	$1,783	$1,776
Components:
ALLL	$1,735	$1,772	($37)	(2)%	$1,731	$1,714	$1,709
Unfunded commitments reserve	79	73	6	8	72	69	67
Allowance for credit losses	$1,814	$1,845	($31)	(2)%	$1,803	$1,783	$1,776
Net charge-offs to average LHFI (annualized):
Commercial	0.19%	0.11%	0.08	73%	0.10%	0.26%	0.35%
Consumer	0.41	0.33	0.08	24	0.32	0.39	0.41
Total net charge-offs to total average LHFI	0.29	0.21	0.08	38	0.20	0.32	0.38
Period Ended
Nonaccrual/NPLs:
Commercial	$240	$298	($58)	(19)%	$325	$352	$414
Consumer	434	399	35	9	429	437	431
Total nonaccrual/NPLs	674	697	(23)	(3)	754	789	845
OREO	57	57	—	—	61	62	60
Other repossessed assets	10	7	3	43	6	7	14
Nonperforming LHFS	—	31	(31)	(100)	—	—	—
Total NPAs	$741	$792	($51)	(6)%	$821	$858	$919
Accruing restructured loans	$2,468	$2,501	($33)	(1)%	$2,524	$2,545	$2,535
Nonaccruing restructured loans [1]	286	304	(18)	(6)	321	329	306
Accruing LHFI past due > 90 days (guaranteed)	1,374	1,304	70	5	1,221	1,190	1,254
Accruing LHFI past due > 90 days (non-guaranteed)	31	39	(8)	(21)	30	37	34
Accruing LHFS past due > 90 days	2	—	2	NM	1	1	1
NPLs to period-end LHFI	0.47%	0.48%	(0.01)	(2)%	0.52%	0.55%	0.59%
NPAs to period-end LHFI plus OREO, and other repossessed assets	0.52	0.55	(0.03)	(5)	0.57	0.60	0.64
ALLL to period-end LHFI [2,3]	1.21	1.23	(0.02)	(2)	1.20	1.20	1.19
ALLL to NPLs [2,3]	2.59x	2.55x	0.04x	2	2.31x	2.18x	2.03x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and other	Total	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,119	$12	$1,131	$1,307	$18	$1,325
Amortization	—	(3)	(3)	—	(9)	(9)
Servicing rights originated	114	—	114	312	—	312
Servicing rights purchased	96	—	96	200	—	200
Servicing rights acquired in Pillar acquisition	—	62	62	—	62	62
Other intangible assets acquired in Pillar acquisition	—	14	14	—	14	14
Fair value changes due to inputs and assumptions [1]	315	—	315	(13)	—	(13)
Other changes in fair value [2]	(72)	—	(72)	(232)	—	(232)
Servicing rights sold	—	—	—	(2)	—	(2)
Balance, December 31, 2016	$1,572	$85	$1,657	$1,572	$85	$1,657

Balance, beginning of period	$1,628	$78	$1,706	$1,572	$85	$1,657
Amortization	—	(3)	(3)	—	(20)	(20)
Servicing rights originated	142	6	148	394	17	411
Fair value changes due to inputs and assumptions [1]	5	—	5	(22)	—	(22)
Other changes in fair value [2]	(58)	—	(58)	(226)	—	(226)
Servicing rights sold	(7)	—	(7)	(8)	—	(8)
Other [3]	—	—	—	—	(1)	(1)
Balance, December 31, 2017	$1,710	$81	$1,791	$1,710	$81	$1,791
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
(Shares in thousands) (Unaudited)	2017	2017	2017	2017	2016
COMMON SHARES OUTSTANDING ROLLFORWARD
Balance, beginning of period	476,001	481,644	485,712	491,188	495,936
Common shares issued for employee benefit plans	244	125	111	1,536	560
Repurchases of common stock	(5,314)	(5,768)	(4,179)	(7,012)	(5,308)
Balance, end of period	470,931	476,001	481,644	485,712	491,188

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended					Twelve Months Ended
	December 31	September 30	June 30	March 31	December 31	December 31
(Dollars in millions) (Unaudited)	2017	2017	2017	2017	2016	2017	2016
Net interest income	$1,434	$1,430	$1,403	$1,366	$1,343	$5,633	$5,221
Fully taxable-equivalent ("FTE") adjustment	38	37	36	34	34	145	138
Net interest income-FTE [2]	1,472	1,467	1,439	1,400	1,377	5,778	5,359
Noninterest income	833	846	827	847	815	3,354	3,383
Total revenue-FTE [2]	$2,305	$2,313	$2,266	$2,247	$2,192	$9,132	$8,742

Return on average common shareholders’ equity	12.54%	9.03%	9.08%	8.19%	7.85%	9.72%	7.97%
Impact of removing average intangible assets and related pre-tax amortization, other than residential MSRs and other servicing rights	4.70	3.42	3.43	3.09	2.91	3.67	2.94
Return on average tangible common shareholders' equity [3]	17.24%	12.45%	12.51%	11.28%	10.76%	13.39%	10.91%

Net interest margin	3.09%	3.07%	3.06%	3.02%	2.93%	3.06%	2.92%
Impact of FTE adjustment	0.08	0.08	0.08	0.07	0.07	0.08	0.08
Net interest margin-FTE [2]	3.17%	3.15%	3.14%	3.09%	3.00%	3.14%	3.00%

Noninterest expense	$1,520	$1,391	$1,388	$1,465	$1,397	$5,764	$5,468
Total revenue	2,267	2,276	2,230	2,213	2,158	8,987	8,604
Efficiency ratio [4]	67.03%	61.12%	62.24%	66.20%	64.74%	64.14%	63.55%
Impact of FTE adjustment	(1.09)	(0.98)	(1.00)	(1.01)	(1.01)	(1.02)	(1.00)
Efficiency ratio-FTE [2,4]	65.94	60.14	61.24	65.19	63.73	63.12	62.55
Impact of excluding amortization related to intangible assets and certain tax credits	(1.10)	(0.93)	(0.65)	(0.59)	(0.65)	(0.82)	(0.56)
Tangible efficiency ratio-FTE [2,5]	64.84%	59.21%	60.59%	64.60%	63.08%	62.30%	61.99%
Impact of excluding Form 8-K and other tax reform-related items	(4.99)	—	—	—	—	(1.26)	—
Adjusted tangible efficiency ratio-FTE [2,5,6]	59.85%	59.21%	60.59%	64.60%	63.08%	61.04%	61.99%

Basel III Common Equity Tier 1 ("CET1") ratio (transitional) [7]	9.75%	9.62%	9.68%	9.69%	9.59%
Impact of MSRs and other under fully phased-in approach	(0.15)	(0.14)	(0.15)	(0.15)	(0.16)
Basel III fully phased-in CET1 ratio [7]	9.60%	9.48%	9.53%	9.54%	9.43%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the pre-tax impact of Form 8-K and other tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on certain of these items can be found in the Form 8-K filed with the SEC on December 4, 2017 and on page 1 of this news release.
7 Current period Basel III capital ratios are estimated as of the earnings release date. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes these measures may be useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions, except per share data) (Unaudited)	2017	2017	2017	2017	2016
Total shareholders' equity	$25,154	$24,522	$24,477	$23,484	$23,618
Goodwill, net of deferred taxes of $163 million, $254 million, $253 million, $252 million, and $251 million, respectively	(6,168)	(6,084)	(6,085)	(6,086)	(6,086)
Other intangible assets (including residential MSRs and other servicing rights)	(1,791)	(1,706)	(1,689)	(1,729)	(1,657)
Residential MSRs and other servicing rights	1,776	1,690	1,671	1,711	1,638
Tangible equity [2]	18,971	18,422	18,374	17,380	17,513
Noncontrolling interest	(103)	(101)	(103)	(101)	(103)
Preferred stock	(2,475)	(1,975)	(1,975)	(1,225)	(1,225)
Tangible common equity [2]	$16,393	$16,346	$16,296	$16,054	$16,185

Total assets	$205,962	$208,252	$207,223	$205,642	$204,875
Goodwill	(6,331)	(6,338)	(6,338)	(6,338)	(6,337)
Other intangible assets (including residential MSRs and other servicing rights)	(1,791)	(1,706)	(1,689)	(1,729)	(1,657)
Residential MSRs and other servicing rights	1,776	1,690	1,671	1,711	1,638
Tangible assets	$199,616	$201,898	$200,867	$199,286	$198,519
Tangible equity to tangible assets [2]	9.50%	9.12%	9.15%	8.72%	8.82%
Tangible common equity to tangible assets [2]	8.21	8.10	8.11	8.06	8.15
Tangible book value per common share [3]	$34.82	$34.34	$33.83	$33.05	$32.95

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT [1]
	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	% Change	2017	2016	% Change [5]
Statements of Income:
Net interest income	$946	$886	7%	$3,698	$3,465	7%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [2]	946	886	7	3,698	3,465	7
Provision for credit losses [3]	69	82	(16)	368	172	NM
Net interest income-FTE - after provision for credit losses [2]	877	804	9	3,330	3,293	1
Noninterest income before net securities gains/(losses)	473	468	1	1,874	2,036	(8)
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	473	468	1	1,874	2,036	(8)
Noninterest expense before amortization	1,011	951	6	3,838	3,794	1
Amortization	—	1	(100)	4	2	100
Total noninterest expense	1,011	952	6	3,842	3,796	1
Income-FTE - before provision for income taxes [2]	339	320	6	1,362	1,533	(11)
Provision for income taxes	122	114	7	491	568	(14)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	217	206	5	871	965	(10)
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$217	$206	5%	$871	$965	(10)%

Total revenue	$1,419	$1,354	5%	$5,572	$5,501	1%
Total revenue-FTE [2]	1,419	1,354	5	5,572	5,501	1

Selected Average Balances:
Total LHFI	$73,847	$70,592	5%	$72,622	$69,455	5%
Goodwill	4,262	4,262	—	4,262	4,262	—
Other intangible assets excluding residential MSRs	4	11	(64)	7	13	(46)
Total assets	83,778	81,326	3	82,507	79,118	4
Consumer and commercial deposits	102,897	101,070	2	102,820	99,424	3

Performance Ratios:
Efficiency ratio	71.29%	70.26%		68.93%	69.00%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [2]	71.29	70.26		68.93	69.00
Impact of excluding amortization and associated funding cost of intangible assets	(1.18)	(1.16)		(1.16)	(1.13)
Tangible efficiency ratio-FTE [2,4]	70.11%	69.10%		67.77%	67.87%

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

[2]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[4]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

5 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued [1]
	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	% Change	2017	2016	% Change
Residential Mortgage Production Data:
Channel mix:
Retail	$2,215	$3,368	(34)%	$9,637	$12,409	(22)%
Correspondent	4,087	5,297	(23)	14,734	16,950	(13)
Total production	$6,302	$8,665	(27)%	$24,371	$29,359	(17)%
Channel mix - percent:
Retail	35%	39%		40%	42%
Correspondent	65	61		60	58
Total production	100%	100%		100%	100%
Purchase and refinance mix:
Refinance	$2,344	$4,985	(53)%	$8,817	$15,147	(42)%
Purchase	3,958	3,680	8	15,554	14,212	9
Total production	$6,302	$8,665	(27)%	$24,371	$29,359	(17)%
Purchase and refinance mix - percent:
Refinance	37%	58%		36%	52%
Purchase	63	42		64	48
Total production	100%	100%		100%	100%
Applications	$7,082	$8,264	(14)%	$30,758	$40,559	(24)%

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced				$165,488	$160,175	3%
Total UPB of residential mortgages serviced for others				136,071	129,626	5
Net carrying value of residential MSRs				1,710	1,572	9
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others				1.257%	1.213%

Assets Under Administration (End of Period):
Trust and institutional managed assets				$42,914	$40,370	6%
Retail brokerage managed assets				15,950	12,872	24
Total managed assets				58,864	53,242	11
Non-managed assets				97,933	91,980	6
Total assets under advisement				$156,797	$145,222	8%

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	% Change [4]	2017	2016	% Change [4]
Statements of Income:
Net interest income	$580	$532	9%	$2,247	$2,018	11%
FTE adjustment	36	33	9	142	136	4
Net interest income-FTE [1]	616	565	9	2,389	2,154	11
Provision for credit losses [2]	11	19	(42)	41	272	(85)
Net interest income-FTE - after provision for credit losses [1]	605	546	11	2,348	1,882	25
Noninterest income before net securities gains/(losses)	516	360	43	1,710	1,356	26
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	516	360	43	1,710	1,356	26
Noninterest expense before amortization	444	422	5	1,798	1,629	10
Amortization	25	14	79	71	47	51
Total noninterest expense	469	436	8	1,869	1,676	12
Income-FTE - before provision for income taxes [1]	652	470	39	2,189	1,562	40
Provision for income taxes	149	107	39	494	317	56
Tax credit adjustment	60	35	71	180	130	38
FTE adjustment	36	33	9	142	136	4
Net income including income attributable to noncontrolling interest	407	295	38	1,373	979	40
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$407	$295	38%	$1,373	$979	40%

Total revenue	$1,096	$892	23%	$3,957	$3,374	17%
Total revenue-FTE [1]	1,132	925	22	4,099	3,510	17

Selected Average Balances:
Total LHFI	$70,114	$71,922	(3)%	$71,521	$71,600	—%
Goodwill	2,074	2,075	—	2,076	2,075	—
Other intangible assets excluding residential MSRs	75	14	NM	75	4	NM
Total assets	84,071	85,833	(2)	85,227	85,494	—
Consumer and commercial deposits	57,806	56,900	2	56,618	54,713	3

Performance Ratios:
Efficiency ratio	42.83%	48.84%		47.21%	49.69%
Impact of FTE adjustment	(1.38)	(1.75)		(1.63)	(1.93)
Efficiency ratio-FTE [1]	41.45	47.09		45.58	47.76
Impact of excluding amortization and associated funding cost of intangible assets	(2.61)	(2.01)		(2.21)	(1.89)
Tangible efficiency ratio-FTE [1,3]	38.84%	45.08%		43.37%	45.87%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[3]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	% Change [4]	2017	2016	% Change [4]
Statements of Income:
Net interest income/(expense) [1]	($92)	($75)	(23)%	($312)	($262)	(19)%
FTE adjustment	2	1	100	3	2	50
Net interest income/(expense)-FTE [2]	(90)	(74)	(22)	(309)	(260)	(19)
Provision/(benefit) for credit losses [3]	(1)	—	NM	—	—	—
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [2]	(89)	(74)	(20)	(309)	(260)	(19)
Noninterest income/(expense) before net securities (losses)/gains	(47)	(13)	NM	(122)	(13)	NM
Net securities (losses)/gains	(109)	—	NM	(108)	4	NM
Total noninterest income/(expense)	(156)	(13)	NM	(230)	(9)	NM
Noninterest expense/(income) before amortization	40	10	NM	53	(4)	NM
Amortization	—	(1)	100	—	—	—
Total noninterest expense/(income)	40	9	NM	53	(4)	NM
Income/(loss)-FTE - before benefit for income taxes [2]	(285)	(96)	NM	(592)	(265)	NM
Benefit for income taxes	(345)	(28)	NM	(453)	(80)	NM
Tax credit adjustment	(60)	(35)	(71)	(180)	(130)	(38)
FTE adjustment	2	1	100	3	2	50
Net income/(loss) including income attributable to noncontrolling interest	118	(34)	NM	38	(57)	NM
Less: Net income attributable to noncontrolling interest	2	2	—	9	9	—
Net income/(loss)	$116	($36)	NM	$29	($66)	NM

Total revenue	($248)	($88)	NM	($542)	($271)	(100)%
Total revenue-FTE [2]	(246)	(87)	NM	(539)	(269)	(100)

Selected Average Balances:
Total LHFI	$78	$64	22%	$73	$63	16%
Securities available for sale	31,394	29,549	6	31,086	28,365	10
Goodwill	—	—	—	—	—	—
Other intangible assets excluding residential MSRs	—	—	—	—	—	—
Total assets	37,370	35,987	4	37,197	34,392	8
Consumer and commercial deposits	42	26	62	111	52	NM

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)				4.5	4.6
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months				2.4%	3.3%
Instantaneous 100 basis point increase in rates over next 12 months				1.4%	1.9%
Instantaneous 25 basis point decrease in rates over next 12 months				(0.5)%	(0.6)%

[1]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[2]
Net interest income/(expense)-FTE, Income/(loss)-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED SEGMENT TOTALS

	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	% Change [2]	2017	2016	% Change [2]
Statements of Income:
Net interest income	$1,434	$1,343	7%	$5,633	$5,221	8%
FTE adjustment	38	34	12	145	138	5
Net interest income-FTE [1]	1,472	1,377	7	5,778	5,359	8
Provision for credit losses	79	101	(22)	409	444	(8)
Net interest income-FTE - after provision for credit losses [1]	1,393	1,276	9	5,369	4,915	9
Noninterest income before net securities (losses)/gains	942	815	16	3,462	3,379	2
Net securities (losses)/gains	(109)	—	NM	(108)	4	NM
Total noninterest income	833	815	2	3,354	3,383	(1)
Noninterest expense before amortization	1,495	1,383	8	5,689	5,419	5
Amortization	25	14	79	75	49	53
Total noninterest expense	1,520	1,397	9	5,764	5,468	5
Income-FTE - before (benefit)/provision for income taxes [1]	706	694	2	2,959	2,830	5
(Benefit)/provision for income taxes	(74)	193	NM	532	805	(34)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	38	34	12	145	138	5
Net income including income attributable to noncontrolling interest	742	467	59	2,282	1,887	21
Less: Net income attributable to noncontrolling interest	2	2	—	9	9	—
Net income	$740	$465	59%	$2,273	$1,878	21%

Total revenue	$2,267	$2,158	5%	$8,987	$8,604	4%
Total revenue-FTE [1]	2,305	2,192	5	9,132	8,742	4

Selected Average Balances:
Total LHFI	$144,039	$142,578	1%	$144,216	$141,118	2%
Goodwill	6,336	6,337	—	6,338	6,337	—
Other intangible assets excluding residential MSRs	79	25	NM	82	17	NM
Total assets	205,219	203,146	1	204,931	199,004	3
Consumer and commercial deposits	160,745	157,996	2	159,549	154,189	3

Performance Ratios:
Efficiency ratio	67.03%	64.74%		64.14%	63.55%
Impact of FTE adjustment	(1.09)	(1.01)		(1.02)	(1.00)
Efficiency ratio-FTE [1]	65.94	63.73		63.12	62.55
Impact of excluding amortization and associated funding cost of intangible assets	(1.10)	(0.65)		(0.82)	(0.56)
Tangible efficiency ratio-FTE [1]	64.84%	63.08%		62.30%	61.99%

1 Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.